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                                                                  EXHIBIT 23.1

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ConectiSys Corporation


We hereby consent to the use in the prospectus constituting a part of the foregoing Amendment No. 1 to Registration Statement on Form SB-2 of our report dated December 30, 2005, relating to the consolidated financial statements of ConectiSys Corporation appearing in the Company's Annual Report on Form 10-KSB as of September 30, 2005 and for the years ended September 30, 2005 and 2004.

We also consent to the reference to us under the caption "Experts" in the prospectus constituting a part of the foregoing Amendment No. 1 to Registration Statement on Form SB-2.


/S/ FARBER, HASS, HURLEY & MCEWEN, LLP

Farber, Hass, Hurley & McEwen, LLP
f/k/a Hurley & Company
Granada Hills, California
October 25, 2006